UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 28, 2021

AFC GAMMA, INC.
(Exact Name of Registrant as Specified in Its Charter)
Maryland	001-39995	85-1807125
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

525 Okeechobee Blvd., Suite 1770
West Palm Beach, FL, 33401
(Address of principal executive offices, including zip code)

561-510-2390
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:
Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.01 par value per share	AFCG	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 7.01	Regulation FD Disclosure.

On October 28, 2021, AFC Gamma, Inc. (the “Company”), entered into the Purchase Agreement (the “Purchase Agreement”) with AFC Management, LLC (the “Manager”) and Seaport Global Securities LLC, as representative of the other several initial purchasers named in Schedule 1 to the Purchase Agreement, in connection with the issuance and sale of $100 million aggregate principal amount of the Company’s 5.750% Senior Notes due 2027 (the “Notes”) to qualified institutional buyers pursuant to Rule 144A and to non-U.S. persons outside the United States in reliance on Regulation S under the Securities Act of 1933, as amended (the “Offering”). The Offering is expected to close on November 3, 2021, subject to customary closing conditions. The Company estimates that the net proceeds from the Offering will be approximately $97 million, after deducting the initial purchasers' discounts and commissions and estimated offering fees and expenses payable by the Company.

In connection with the Offering, Leonard M. Tannenbaum, who serves as the Company’s Chief Executive Officer and as one of the Company’s directors, is purchasing, indirectly through an investment vehicle, approximately $22.4 million in principal amount of Notes at the offering price through a resale transaction with the initial purchasers of the Offering. The initial purchasers will receive partial commissions from the purchase of such Notes.

The Company also announced that it intends to enter into an amendment to its revolving credit agreement with AFC Finance, LLC upon or immediately after completion of the Offering, amending the terms of the Company’s revolving credit facility to, among other matters: (i) decrease the interest rate to 4.75% per annum; (ii) extend the maturity date to the earlier of September 30, 2022 and the closing date of any credit facility where the proceeds are incurred to refund, refinance or replace such revolving credit agreement; (iii) add an unused fee of 0.25% per annum on the undrawn amount of the revolving loan commitment, (iv) add a one-time commitment fee of 0.25% of the total revolving loan commitments, payable in three quarterly installments, beginning in the first quarter of 2022; (v) increase the aggregate revolving credit commitments to $75 million; (vi) provide holders of Notes, on the occurrence of certain events of default and subject to certain terms and conditions, the option to purchase all outstanding obligations under the amended revolving credit agreement; and (vii) require all payments of interest, the commitment fee and unused fee to be paid to a charitable organization to be designated by AFC Finance, LLC in its sole discretion, net of any taxes.  AFC Finance, LLC is an affiliated entity wholly-owned by Leonard M. Tannenbaum, the Company’s Chief Executive Officer and one of the Company’s directors, and Jonathan Kalikow, the Company’s Head of Real Estate and one of the Company’s directors.

The information contained in this Item 7.01 shall not be deemed filed for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or incorporated by reference in any filing under the Exchange Act or the Securities Act of 1933, as amended, except as shall be expressly set forth by specific reference in such filing.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: October 28, 2021	AFC GAMMA, INC.

	By:	/s/ Brett Kaufman
Brett Kaufman
Chief Financial Officer